EXHIBIT 99.1

American River Bankshares Reports Fourth Quarter 2016 Results

SACRAMENTO, Calif., Jan. 26, 2017 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ:AMRB) today reported net income of $1.9 million, or $0.29 per diluted share for the fourth quarter of 2016 compared to $1.5 million, or $0.20 per diluted share for the fourth quarter of 2015.  For the twelve months ended December 31, 2016, net income was $6.4 million or $0.94 per diluted share, compared to $5.3 million or $0.70 per diluted share for the twelve months ended December 31, 2015.

“We are very proud of what the team accomplished in 2016.  EPS increased 34% as a result of profitable growth, a decrease in overhead, a negative provision for loan loss, and a successful stock buyback,” said David Taber, President and CEO of American River Bankshares.

Financial Highlights

  Net loans increased $35.0 million (12.1%) and core deposits increased $15.7 million (3.5%) during 2016.

  The fourth quarter 2016 net interest margin was 3.57%, compared to 3.65% for the third quarter of 2016 and 3.63% for the fourth quarter of 2015.  Net interest income was $20.2 million in 2016, an increase of $236,000 (1.2%) over 2015.

  The allowance for loan and lease losses was $4.8 million (1.47% of total loans and leases) at December 31, 2016, compared to $5.0 million (1.69% of total loans and leases) at December 31, 2015.   Nonperforming loans were just $19,000 at December 31, 2016.

  Shareholders’ equity was $83.9 million at December 31, 2016 compared to $86.1 million at December 31, 2015.  Tangible book value per share was $10.14 at December 31, 2016 compared to $9.50 per share at December 31, 2015.  Book value per share was $12.59 per share at December 31, 2016 compared to $11.72 per share at December 31, 2015.

  The 2016 Stock Repurchase Program resulted in the Company repurchasing 716,897 shares of its common stock at an average price of $10.34 per share.

  The Company continues to maintain strong capital ratios.  At December 31, 2016 the Leverage ratio was 10.5% compared to 11.0% at December 31, 2015; the Tier 1 Risk-Based Capital ratio was 19.0% compared to 19.3% at December 31, 2015; and the Total Risk-Based Capital ratio was 20.3% compared to 20.6% at December 31, 2015.

Northern California Economic Update, December 31, 2016

Each quarter, management at American River Bank prepares an economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties.  Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., ycharts/housing, State of California Employment Development Department, US Census, CBRE, Integra Realty Resources, and Sacramento Association of Realtors and Trading Economics.

Overall, 2015 commercial real estate and employment trends were positive and this has continued throughout 2016.

Commercial Real Estate.  In the Greater Sacramento Area, when comparing third quarter 2015 to third quarter 2016, commercial real estate vacancies have improved in all segments.  Office vacancy decreased from 13.8% to 12.1%, retail vacancy decreased from 10.5% to 10.3% and industrial vacancy decreased from 10.1% to 8.6%.  In Sonoma County, for the same period (third quarter 2015 compared to third quarter 2016), commercial real estate vacancies improved or remained relatively flat.  Office vacancy decreased from 16.2% to 15.0%, retail vacancy was 3.9% for both periods, and industrial vacancy decreased from 6.4% to 5.0%.

In all segments (office, retail, and industrial), the Greater Sacramento Area reported positive absorption over the past 3 years, with the exception of first quarter 2016.  Office and retail experienced negative absorption that quarter as a result of two large office building vacancies, and one major retailer closing its doors.  Sonoma County has also reported (when data is available) positive absorption over the past three years for all segments.

In Greater Sacramento, commercial lease rates have been in a relatively narrow range over the past two years through the end of the third quarter 2016 with lease rates ranging from the following: office: $1.68/SF to $1.78/SF; retail: $1.33/SF to $1.40/SF and industrial: $0.35/SF to $0.47/SF.   As of third quarter 2016, lease rates per square foot were $1.78 for office, $1.35 for retail, and $0.46 for industrial.   As a proxy for Sonoma County, the City of Santa Rosa’s gross lease rates in the past two years through the end of the fourth quarter of 2015 have shown some fluctuation in office and industrial segments and decreased in the retail segment.  The lease rates during the two year period ranged from: office: $1.47/SF to $1.88/SF, retail: $0.90/SF to $1.52/SF, and industrial: $0.66/SF to $0.95/SF.

The Amador region has the lowest level of commercial real estate concentration in the Bank.  There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Multi-family.  The multi-family market in the Sacramento area has reflected high occupancy with lease rates increasing and cap rates changing slightly.  Comparing the first quarter of 2016 to the third quarter of 2016, occupancy improved only slightly from 97.5% to 97.6%, monthly lease rates increased from $1,157 to $1,241, and trailing 12-month cap rates increased from 5.58% to 5.86%.

Employment.  National unemployment, which reached a high of 10.0% at October 31, 2009, has dropped steadily since and has stabilized.  Compared to December 2014, national unemployment decreased from 5.6% to 5.0% in December 2015, and decreased further to 4.7% as of December 2016.  California unemployment was 9.6% at December 31, 2012, 8.2% at December 31, 2013, 6.9% at December 31, 2014, and 5.9% at December 31, 2015.  As of November 2016, the rate decreased to 5.3%.  The number of employed Californians continues to increase.   There were 17.1 million employed at the end of 2013, 17.6 million employed at the end of 2014, and 17.9 million employed at the end of 2015.  The State added another 539,000 jobs in 2016 through November.

At December 31, 2014, all three of our markets reported lower unemployment rates than at year end 2013.  This trend continued at a slower pace into 2015, and at December 31, 2015, unemployment rates were 5.5% and 4.2% for the Sacramento MSA and Santa Rosa-Petaluma MSA, respectively.  As of November 30, 2016, these figures decreased to 4.9% and 3.7%, respectively.  Over the same period, Amador County has been higher than the State every quarter with the exception of the third quarter 2015.  Amador County had shown significant improvement from 7.4% at December 31, 2014 to 6.3% at December 31, 2015, and at November 30, 2016 decreased to 5.5%.

Job growth was positive in all of our markets in 2014, 2015, and as of November 30, 2016.  Compared to December 2014, job growth was 1.06%, 2.13% and 0.61% for the Sacramento MSA, Santa Rosa-Petaluma MSA and Amador County, respectively, at December 31, 2015.  As of November, 2016, compared to December 2015, job growth was 2.89%, 5.43% and 6.28% for the Sacramento MSA, Santa Rosa-Petaluma MSA and Amador County, respectively.

Asset Quality and Balance Sheet Review

American River Bankshares’ assets totaled $651.5 million at December 31, 2016, compared to $653.8 million at September 30, 2016, and $634.6 million at December 31, 2015.

Net loans totaled $324.1 million at December 31, 2016, an increase of $10.8 million (3.4%) from $313.3 million at September 30, 2016 and an increase of $35.0 million (12.1%) from $289.1 million at December 31, 2015.  Nonperforming loans decreased $1.6 million (98.8%) from $1.6 million at December 31, 2015 to $19,000 at December 31, 2016.  Nonperforming loans decreased $759,000 (97.6%) from $778,000 at September 30, 2016.

The loan portfolio at December 31, 2016 included: real estate loans of $289.4 million (88% of the portfolio), commercial loans of $35.4 million (11% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $4.3 million (1% of the portfolio).  The real estate loan portfolio at December 31, 2016 includes: owner-occupied commercial real estate loans of $73.4 million (25% of the real estate portfolio), investor commercial real estate loans of $117.7 million (41% of the real estate portfolio), multi-family real estate loans of $73.4 million (25% of the real estate portfolio), construction and land development loans of $9.2 million (3% of the real estate portfolio) and residential real estate loans of $15.7 million (6% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans, leases, and other assets and other real estate owned.  Nonperforming loans includes all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection.  NPAs declined to $1.4 million at December 31, 2016 from $6.1 million at year end 2015 and from $2.3 million at September 30, 2016.  The NPAs to total assets ratio stood at 0.21% at the end of December 2016, down from 0.96% one year ago and 0.35% three months earlier.

At December 31, 2016, the Company had two OREO properties totaling $1.3 million. This compares to one OREO property totaling $653,000 at September 30, 2016 and three OREO properties totaling $3.6 million at December 31, 2015.  During the fourth quarter of 2016, the Company sold one property for a gain of $89,000.  The Company also added two OREO properties totaling $1.3 million.  One of the properties had a prior book value of $722,000 and was increased to $961,000 after a market value adjustment of $239,000.  The $239,000 adjustment was recorded as a $66,000 loan recovery and $173,000 in OREO income.  At December 31, 2016, September 30, 2016, and December 31, 2015 there was not a valuation allowance for OREO properties.

Loans measured for impairment were $17.3 million at the end of December 2016, compared to $18.4 million at September 30, 2016, and $21.4 million a year ago.  Specific reserves of $421,000 were held on the impaired loans as of December 31, 2016, compared to $564,000 at September 30, 2016 and $899,000 at December 31, 2015.  There was a reversal of provision for loan and lease losses for $676,000 in the fourth quarter of 2016 and no provision for loan loss in the fourth quarter of 2015.  The Company had net recoveries of $515,000 in the fourth quarter of 2016 compared to net recoveries of $46,000 in the fourth quarter of 2015.  There was a reversal of $1.3 million in provision for loan and lease losses in 2016 and no provision for loan and lease losses for 2015.  The Company had net recoveries of $1.2 million in 2016 compared to net charge-offs of $326,000 in 2015.  The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio.  The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

Investment securities, which excludes $3.8 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $254.5 million at December 31, 2016, up $500,000 (0.2%) from $254.0 million at September 30, 2016 and down $19.9 million (7.3%) from $274.4 million at December 31, 2015.  At December 31, 2016, the investment portfolio was comprised of 90% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 9% obligations of states and political subdivisions, and 1% corporate bonds.

At December 31, 2016, total deposits were $544.8 million, a decrease of $1.4 million (0.2%) compared to $546.2 million at September 30, 2016 and up $14.1 million (2.7%) compared to $530.7 million one year ago.  Core deposits decreased $1.4 million (0.3%) to $461.8 million at December 31, 2016 from $463.2 million at September 30, 2016 and increased $15.7 million (3.5%) from $446.1 million at December 31, 2015.  The Company considers all deposits except time deposits as core deposits.

At December 31, 2016, noninterest-bearing demand deposits accounted for 37% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 24% and time certificates were 15% of total deposits.  At December 31, 2015, noninterest-bearing demand deposits accounted for 36% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 25% and time certificates were 16% of total deposits.

Shareholders’ equity decreased $816,000 (1.0%) to $83.9 million at December 31, 2016, compared to $84.7 million at September 30, 2016 and decreased $2.2 million (2.6%) from $86.1 million at December 31, 2015.  The decrease in equity from December 31, 2015 was due to a decrease in common stock of $7.1 million primarily related to repurchases made under the 2016 Stock Repurchase Program and a $1.5 million decrease in accumulated other comprehensive income related to a reduction in the unrealized gain on securities, partially offset by an increase in Retained Earnings of $6.4 million due to the net income for the year.  In 2016 the Company repurchased 716,897 shares of its common stock at an average price of $10.34 per share.

Net Interest Income

The net interest income during the fourth quarter 2016 remained consistent at $5.1 million from the fourth quarter of 2015 and for the twelve months ended December 31, 2016, net interest income increased $200,000 (1%) to $20.2 million from $20.0 million for the twelve months ended December 31, 2015.  The net interest margin as a percentage of average earning assets was 3.57% in the fourth quarter of 2016, compared to 3.65% in the third quarter of 2016 and 3.63% in the fourth quarter of 2015.  For the twelve months ended December 31, 2016, the net interest margin was 3.62% compared to 3.63% for the twelve months ended December 31, 2015.  Interest income for the fourth quarter of 2016 remained at $5.3 million from the fourth quarter of 2015 and for the twelve months ended December 31, 2016, interest income increased $200,000 (1.0%) to $21.2 million from $21.0 million for the twelve months ended December 31, 2015.  Interest expense for the fourth quarter of 2016 increased $3,000 (1.3%) to $232,000 from $229,000 for the fourth quarter of 2015 and for the twelve months ended December 31, 2016 decreased $100,000 (10.0%) to $900,000 from $1.0 million for the twelve months ended December 31, 2015.

The average tax equivalent yield on earning assets decreased from 3.80% in the fourth quarter of 2015 to 3.73% for the fourth quarter of 2016 and for the twelve months ended December 31, 2016 decreased to 3.78% from 3.80% for the twelve months ended December 31, 2015.  For the comparison of the fourth quarters and year over year, the decrease in the yield on earning assets was attributable to an increase in the quantity of loans added at yields lower than those being paid off.  Investment securities also were reinvested at lower yields.

The average balance of earning assets increased $14.9 million (2.6%) from $568.4 million in the fourth quarter of 2015 to $583.3 million in the fourth quarter of 2016 and for the twelve months ended December 31, 2016, increased $9.8 million (1.7%) to $571.9 million from $562.1 million for the twelve months ended December 31, 2015.

When compared to the fourth quarter of 2015, average loan balances were up $29.8 million (10.2%) from $292.1 million to $321.9 million for the fourth quarter of 2016 and for the twelve months ended December 31, 2016 increased $27.0 million (9.7%) from $279.7 million to $306.7 million.  The Company has continued to generate new loans and over the past twelve months the production of new loans has outpaced loan payoffs resulting in an increase in average loans.  Average investment securities were down $14.9 million (5.4%) to $260.4 million for the fourth quarter of 2016 compared to $275.3 million during the fourth quarter of 2015 and decreased $17.1 million (6.1%) to $264.2 million in 2016 when compared to $281.3 million in 2015.

Average deposits increased $19.4 million (3.7%) from $530.7 million during the fourth quarter of 2015 to $550.1 million during the fourth quarter of 2016 and increased $15.2 million (3.0%) from $515.1 million during the twelve months of 2015 to $530.3 million during the twelve months of 2016.  Average borrowings increased $2.4 million (19.0%) from $12.6 million during the fourth quarter of 2015 to $15.0 million during the fourth quarter of 2016 and for the twelve months ended December 31, 2016, increased $3.1 million (22.0%) to $17.2 million from $14.1 million for the twelve months ended December 30, 2015.

Noninterest Income and Expense

Noninterest income for the fourth quarter of 2016 was $529,000, an increase of $96,000 (22.2%) from $433,000 in the fourth quarter of 2015 and for the twelve months ended December 31, 2016, was $2.0 million, an increase of $30,000 (1.5%) from $2.0 million for the twelve months ended December 31, 2015.  On a quarter over quarter basis, the increase in noninterest income was predominately related to an increase in income from the OREO property as a result of the $239,000 market value adjustment mentioned above, of which $173,000 was recorded as OREO income. The OREO income in the fourth quarter of 2015 was from rental income ($87,000) and that compares to zero rental income in the fourth quarter of 2016 as the income producing property was sold in the fourth quarter of 2015.  On a year over year basis, the increase in noninterest income was predominately related to gains on sales of securities partially offset by lower OREO income.  Gains on sales of securities were $314,000, $63,000 (25.1%) higher than $251,000 in 2016.  OREO property rental income decreased $229,000 (68.4%) from $335,000 in 2015 to $106,000 in 2016, with the remaining 2016 OREO income being the $173,000 market value adjustment.

Noninterest expense decreased $136,000 (4.0%) to $3.3 million for the fourth quarter of 2016 from $3.4 million in the fourth quarter of 2015 and for the twelve months ended December 31, 2016, decreased $244,000 (1.7%) to $13.8 million from $14.1 million for the twelve months ended December 31, 2015.  Quarter over quarter, noninterest expense decreased largely due to the decrease in expenses related to OREO property.  The above mentioned gain on sale of $89,000 allowed the Company to have a credit balance of $84,000 for the fourth quarter of 2016, a $146,000 change from the $62,000 expense in the fourth quarter of 2015.  On a year over year basis, salary and benefit expense and OREO expense resulted in the largest fluctuations.  Salaries and benefits decreased $93,000 (1.1%) resulting from decreases in employer insurance premiums, 401(k) matching and other benefits.  In addition, expenses related to OREO decreased $76,000 (23.6%) from $322,000 in 2015 to $246,000 in 2016.

The fully taxable equivalent efficiency ratio for the fourth quarter of 2016 was 57.0% compared to 60.7% for the fourth quarter of 2015 and for the twelve months ended December 31, 2016 was 60.8% compared to 62.9% for 2015.

Provision for Income Taxes

Federal and state income taxes increased $466,000 (71.5%) from $652,000 in the fourth quarter of 2015 to $1.1 million in the fourth quarter of 2016.  The provision for income taxes increased $718,000 (26.9%) from $2.7 million for the twelve months ended December 31, 2015 to $3.4 million for the twelve months ended December 31, 2016.  The higher provision for taxes in 2016 compared to 2015 primarily resulted from the higher level of pretax income in 2016 slightly offset by benefits from an increase in tax exempt loans and leases.  Pretax income increased $1.9 million (24.1%) from $7.9 million in 2015 to $9.8 million in 2016.

Earnings Conference Call

The fourth quarter earnings conference call will be held Thursday, January 26, 2017 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  David T. Taber, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions.   Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2458 and entering the Conference ID 6959006#.  A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Use of Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP.  These measures include tangible book value and taxable equivalent basis.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s financial position reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers.

Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio.  The Company believes the presentation of net interest margin on a taxable equivalent basis using a 34% effective tax rate allows comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt loans and investments.

Tangible Equity (non-GAAP financial measures)

Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets.  The Company believes the exclusion of goodwill and other intangible assets to create “tangible equity” facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	December 31,	September 30,	December 31,
ASSETS	2016	2016	2015
Cash and due from banks	$27,589	$43,094	$23,727
Interest-bearing deposits in banks	999	999	750
Investment securities	254,503	254,010	274,442
Loans & leases:
Real estate	289,400	278,594	251,818
Commercial	35,374	35,172	36,195
Lease financing	404	462	732
Other	3,952	4,305	5,553
Deferred loan and lease origination fees, net	(222)	(248)	(221)
Allowance for loan and lease losses	(4,822)	(4,983)	(4,975)
Loans and leases, net	324,086	313,302	289,102
Bank premises and equipment, net	1,362	1,259	1,407
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	3,779	3,779	3,779
Other real estate owned, net	1,348	653	3,551
Accrued interest receivable and other assets	21,463	20,429	21,561
	$651,450	$653,846	$634,640

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$201,113	$209,586	$190,548
Interest checking	64,652	61,398	61,324
Money market	131,342	131,655	135,186
Savings	64,740	60,605	59,061
Time deposits	82,959	82,921	84,571
Total deposits	544,806	546,165	530,690
Short-term borrowings	3,500	5,000	3,500
Long-term borrowings	12,000	9,000	7,500
Accrued interest and other liabilities	7,294	9,015	6,875
Total liabilities	567,600	569,180	548,565

SHAREHOLDERS' EQUITY
Common stock	$42,484	$42,402	$49,554
Retained earnings	40,822	38,907	34,418
Accumulated other comprehensive income	544	3,357	2,103
Total shareholders' equity	83,850	84,666	86,075
	$651,450	$653,846	$634,640

Ratios:
Nonperforming loans and leases to total loans and leases	0.01%	0.24%	0.56%
Net chargeoffs (recoveries) to average loans and leases (annualized)	-0.37%	-0.30%	0.12%
Allowance for loan and lease losses to total loans and leases	1.47%	1.57%	1.69%

American River Bank Capital Ratios:
Leverage Capital Ratio	10.57%	10.62%	11.04%
Common Equity Tier 1 Risk-Based Capital	18.93%	18.15%	19.07%
Tier 1 Risk-Based Capital Ratio	18.93%	18.15%	19.07%
Total Risk-Based Capital Ratio	20.18%	19.40%	20.32%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	10.50%	10.56%	10.97%
Tier 1 Risk-Based Capital Ratio	19.02%	18.45%	19.34%
Total Risk-Based Capital Ratio	20.27%	19.70%	20.59%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Fourth	Fourth		For the Twelve Months
	Quarter	Quarter	%	Ended December 31,		%
	2016	2015	Change	2016	2015	Change
Interest income	$5,344	$5,325	0.4%	$21,153	$20,968	0.9%
Interest expense	232	229	1.3%	910	961	(5.3)%
Net interest income	5,112	5,096	0.3%	20,243	20,007	1.2%
Provision for loan and lease losses	(676)	-	nm %	(1,344)	-	nm %
Noninterest income:
Service charges on deposit accounts	121	122	(0.8)%	502	498	0.8%
Gain on sale of securities	-	-	-%	314	251	25.1%
Income from other real estate owned	173	87	98.9%	279	335	(16.7)%
Other noninterest income	235	224	4.9%	950	931	2.0%
Total noninterest income	529	433	22.2%	2,045	2,015	1.5%
Noninterest expense:
Salaries and employee benefits	2,101	2,028	3.6%	8,435	8,528	(1.1)%
Occupancy	290	295	(1.7)%	1,175	1,183	(0.7)%
Furniture and equipment	159	163	(2.5)%	652	690	(5.5)%
Federal Deposit Insurance Corporation assessments	23	85	(72.9)%	256	324	(21.0)%
Expenses related to other real estate owned	(84)	62	(235.5)%	246	322	(23.6)%
Other expense	795	787	1.0%	3,072	3,033	1.3%
Total noninterest expense	3,284	3,420	(4.0)%	13,836	14,080	(1.7)%
Income before provision for income taxes	3,033	2,109	43.8%	9,796	7,942	23.3%
Provision for income taxes	1,118	652	71.5%	3,392	2,674	26.9%
Net income	$1,915	$1,457	31.4%	$6,404	$5,268	21.6%

Basic earnings per share	$0.29	$0.20	45.0%	$0.95	$0.70	35.7%
Diluted earnings per share	$0.29	$0.20	45.0%	$0.94	$0.70	34.3%

Net interest margin as a percentage of
average earning assets	3.57%	3.63%		3.62%	3.63%

Average diluted shares outstanding	6,647,926	7,315,109		6,783,210	7,579,074

Operating Ratios:
Return on average assets	1.16%	0.91%		1.00%	0.85%
Return on average equity	9.04%	6.71%		7.60%	6.03%
Return on average tangible equity	11.21%	8.28%		9.43%	7.42%
Efficiency ratio (fully taxable equivalent)	56.98%	60.72%		60.81%	62.87%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
	2016	2016	2016	2016	2015
Interest income	$5,344	$5,304	$5,229	$5,276	$5,325
Interest expense	232	223	221	234	229
Net interest income	5,112	5,081	5,008	5,042	5,096
Provision for loan and lease losses	(676)	(668)	-	-	-
Noninterest income:
Service charges on deposit accounts	121	124	128	129	122
Gain on sale of securities	-	33	(1)	282	-
Income from other real estate owned	173	-	-	106	87
Other noninterest income	235	242	236	237	224
Total noninterest income	529	399	363	754	433
Noninterest expense:
Salaries and employee benefits	2,101	2,073	2,101	2,160	2,028
Occupancy	290	295	292	298	295
Furniture and equipment	159	165	163	165	163
Federal Deposit Insurance Corporation assessments	23	77	76	80	85
Expenses related to other real estate owned	(84)	(30)	20	340	62
Other expense	795	766	763	748	787
Total noninterest expense	3,284	3,346	3,415	3,791	3,420
Income before provision for income taxes	3,033	2,802	1,956	2,005	2,109
Provision for income taxes	1,118	989	652	633	652
Net income	$1,915	$1,813	$1,304	$1,372	$1,457

Basic earnings per share	$0.29	$0.28	$0.19	$0.19	$0.20
Diluted earnings per share	$0.29	$0.27	$0.19	$0.19	$0.20

Net interest margin as a percentage of
average earning assets	3.57%	3.65%	3.64%	3.63%	3.63%

Average diluted shares outstanding	6,647,926	6,621,271	6,746,099	7,130,444	7,315,109
Shares outstanding-end of period	6,661,726	6,656,594	6,655,980	6,994,300	7,343,649

Operating Ratios (annualized):
Return on average assets	1.16%	1.13%	0.84%	0.87%	0.91%
Return on average equity	9.04%	8.62%	6.29%	6.44%	6.71%
Return on average tangible equity	11.21%	10.70%	7.83%	7.95%	8.28%
Efficiency ratio (fully taxable equivalent)	56.98%	59.88%	62.26%	64.07%	60.72%

American River Bankshares
Analysis of Net Interest Margin on Earning Assets
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended December 31,	2016			2015

ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$304,338	$3,584	4.68%	$279,302	$3,455	4.91%
Tax-exempt loans and leases	17,559	251	5.69%	12,778	165	5.12%
Taxable investment securities	237,231	1,422	2.38%	249,307	1,574	2.50%
Tax-exempt investment securities	23,116	207	3.56%	25,925	252	3.86%
Corporate stock	77	-	0.00%	81	-	0.00%
Interest-bearing deposits in banks	999	2	0.00%	997	1	0.40%
Total earning assets	583,320	5,466	3.73%	568,390	5,447	3.80%
Cash & due from banks	41,539			32,118
Other assets	36,942			40,828
Allowance for loan & lease losses	(5,193)			(4,942)
	$656,608			$636,394

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$195,693	$36	0.07%	$197,773	$52	0.10%
Savings	62,338	5	0.03%	60,234	6	0.04%
Time deposits	82,794	144	0.69%	85,253	135	0.63%
Other borrowings	15,011	47	1.25%	12,565	36	1.14%
Total interest bearing liabilities	355,836	232	0.26%	355,825	229	0.26%
Noninterest bearing demand deposits	209,336			187,484
Other liabilities	7,179			6,914
Total liabilities	572,351			550,223
Shareholders' equity	84,257			86,171
	$656,608			$636,394
Net interest income & margin		$5,234	3.57%		$5,218	3.63%

Twelve months ended December 31,	2016			2015

ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$289,699	$14,008	4.84%	$270,267	$13,547	5.01%
Tax-exempt loans and leases	17,038	967	5.68%	9,461	481	5.08%
Taxable investment securities	240,149	5,755	2.40%	255,137	6,280	2.46%
Tax-exempt investment securities	23,952	867	3.62%	26,128	1,015	3.88%
Corporate stock	75	14	18.67%	79	12	15.19%
Interest-bearing deposits in banks	996	7	0.70%	994	5	0.50%
Total earning assets	571,909	21,618	3.78%	562,066	21,340	3.80%
Cash & due from banks	33,806			26,313
Other assets	37,753			39,941
Allowance for loan & lease losses	(5,192)			(5,271)
	$638,276			$623,049

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$190,237	$146	0.08%	$196,120	$244	0.12%
Savings	60,543	19	0.03%	58,910	29	0.05%
Time deposits	83,114	565	0.68%	86,930	544	0.63%
Other borrowings	17,201	180	1.05%	14,092	144	1.02%
Total interest bearing liabilities	351,095	910	0.26%	356,052	961	0.27%
Noninterest bearing demand deposits	196,434			173,130
Other liabilities	6,494			6,537
Total liabilities	554,023			535,719
Shareholders' equity	84,253			87,330
	$638,276			$623,049
Net interest income & margin		$20,708	3.62%		$20,379	3.63%

Investor Contact:
Mitchell A. Derenzo
Executive Vice President and
Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Erica Dias
Vice President, Marketing
American River Bankshares
916-231-6717